Exhibit 24(b)(5)(d)

                        LB SERIES FUND, INC.
                      MID CAP GROWTH PORTFOLIO
                    INVESTMENT ADVISORY AGREEMENT


     This Agreement made this _____ day of January, 1998 by and between LB SERIES FUND, INC., a Minnesota corporation (the "Fund"), and Lutheran Brotherhood, a Minnesota fraternal benefit society (the "Adviser").

WITNESSETH:

     WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Fund has established the Mid Cap Growth Portfolio (the "Portfolio") as one of its separate investment portfolios, having a separate class of shares of capital stock; and

     WHEREAS, the Adviser is willing to provide business management services to the Fund with respect to the Portfolio on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     ARTICLE 1: Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision with respect to the Portfolio as the Fund may from time to time consider necessary for the proper supervision of the Portfolio's assets. The Adviser shall act as adviser to the Fund with respect to the Portfolio and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested, subject always to the restrictions of the Fund's Articles of Incorporation and Bylaws, as amended from time to time, to the provisions of the 1940 Act and to the Fund's then current Prospectus with respect to the Portfolio. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities held by the Portfolio shall be exercised. Should the Directors of the Fund at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund with respect to the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase, sale or exchange of portfolio securities for the Fund's account with brokers, dealers or bankers selected by it, and to that end the Adviser is authorized as the agent of the Fund with respect to the Portfolio to give instructions to the custodian of the Portfolio (the "Custodian") or to any sub-custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Fund with respect to the Portfolio. In connection with the selection of such brokers, dealers or bankers and the placing of such orders, the Adviser is directed at all times to obtain for the Portfolio the most favorable prices at reasonably competitive commission rates. In fulfilling this requirement the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Portfolio to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser or any sub-adviser employed by the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Portfolio and to other clients of the Adviser as to which the Adviser exercises investment discretion.

     ARTICLE 2: Allocation of Charges and Expenses. The Adviser shall furnish at its own expense investment advisory and portfolio administrative and management services necessary for servicing the investments of the Portfolio, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the Fund with respect to the Portfolio. The Adviser shall arrange, if desired by the Fund, for officers and employees of the Adviser to serve as Directors, Officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Fund will with respect to the Portfolio pay, or provide for the payment of, all of its own expenses including, without limitation, compensation of Directors not affiliated with the Adviser, Lutheran Brotherhood or Lutheran Brotherhood Variable Insurance Products Company, governmental fees, interest charges, taxes, membership dues in the Investment Company Institute allocable to the Fund with respect to the Portfolio, fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar and dividend disbursing agent of the Fund with respect to the Portfolio, expenses of preparing, printing and mailing prospectuses, shareholders' reports, notices, proxy statements and reports to governmental officers and commissions, expenses connected with the execution, recording and settlement of portfolio security transactions, insurance premiums, fees and expenses of the Custodian for all services to the Fund with respect to the Portfolio, including safekeeping of funds and securities and keeping of books and calculating the net asset value of shares of the Portfolio, expenses of shareholders' meetings, and expenses relating to the issuance, registration and qualification of shares of the Portfolio.

     The Adviser may enter into a sub-investment advisory agreement or agreements with another party or parties providing that such party or parties shall furnish certain advisory and other services to the Fund and the Adviser with respect to the Portfolio and also providing that on the terms and conditions of such sub-investment advisory agreement such party or parties may determine from time to time what securities shall be purchased, sold or exchanged by the Fund and what portion of the assets of the Portfolio shall be held uninvested.

     ARTICLE 3: Compensation of the Adviser. For the services to be rendered hereunder, the Fund shall pay to the Adviser an investment advisory fee which shall be a daily charge equal to an annual rate of .40% of the aggregate average daily net assets of the Portfolio. If the Adviser shall serve for less than the whole of any period specified in this ARTICLE 3, the compensation to the Adviser shall be prorated.

     ARTICLE 4: Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Directors of the Fund or the Fund's principal underwriter, if any, as principal, broker or dealer in making purchases or sales of securities or other property for the account of the Fund except as permitted by the 1940 Act and the rules, regulations or orders thereunder, will not take a long or short position in the shares of the Portfolio, and will comply with all other provisions of the Fund's Articles of Incorporation and Bylaws as then in effect and current Prospectus of the Fund relative to the Adviser, its directors, officers, employees and affiliates.

     ARTICLE 5: Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement and management of the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this ARTICLE 5, the term "Adviser" shall include directors, officers and employees of the Adviser as well as the Adviser itself.

     ARTICLE 6: Activities of the Adviser. The services of the Adviser to the Fund with respect to the Portfolio are not to be deemed to be exclusive, the Adviser and its affiliates being free to render services to others. It is understood that Directors, Officers, employees of the Fund and shareholders of any of the investment portfolios of the Fund may be or become interested in the Adviser as shareholders, directors, officers, employees or otherwise, and that directors, officers, employees and shareholders of the Adviser may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder of any of its investment portfolios or otherwise.

     ARTICLE 7: Duration, Termination and Amendments of this Agreement. This Agreement shall become effective on the date of its execution and shall govern the relations between the parties hereto thereafter, and shall remain in force until December 31, 1999 on which date it will terminate unless its continuance after such date is specifically approved at least annually (i) by the vote of a majority of the Directors of the Fund who are not interested persons of the Fund or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Portfolio. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     This Agreement may be terminated at any time without the payment of any penalty by the Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, or by the Adviser, in each case on not more than sixty (60) days written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

     This Agreement may be amended only if such amendment is approved by vote of a majority of the outstanding voting securities of the Portfolio and by the Adviser.

     The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

     ARTICLE 8: Miscellaneous. This Agreement shall be construed in accordance with the laws of the State of Minnesota, contains the entire understanding among the parties with respect to the matters covered hereby, and may be executed in several counterparts, each of which shall be deemed to be an original and one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                   LB SERIES FUND, INC.

                                   By __________________________
                                      Its President

                                   LUTHERAN BROTHERHOOD

                                   By ____________________________
                                      Its President